Exhibit 99.1

                      Willis to Acquire Opus Holdings Ltd;
                       Strengthens UK Regional Operations

     LONDON & NEW YORK--(BUSINESS WIRE)--Nov. 9, 2004--Willis Group Holdings (NYSE:WSH), the global insurance broker, today announces that it has agreed to acquire Opus Holdings Limited, the UK regional insurance broking and group benefits consultancy business, from European buyout firm Bridgepoint Capital Limited. Opus has annual general insurance and group benefits revenues of approximately GBP 13 million ($24 million). Terms are not disclosed.
     The transaction, which is subject to, among other items, necessary regulatory approval, is expected to close by year end.
     Following the transaction's completion Opus and the commercial division of Willis UK & Ireland will merge their operations, with the exception of the IFA business of Opus, which for regulatory reasons will trade as a separate entity, independent of Willis, while continuing to work closely with Willis business units on behalf of its customers.
     Welcoming Opus CEO Ian Brice and his colleagues to Willis, Joe Plumeri, Chairman and CEO of Willis said, "Our acquisition strategy is to seek out opportunities which will be a good fit with our operations and culture and have strong growth potential. Opus is just such a business.
     "In the past few weeks we have completed the acquisition of a majority stake in Coyle Hamilton, Ireland's largest privately owned insurance broker, and Jeffries Group, the North West England insurance broker. The acquisition of Opus sustains this momentum and consolidates our leadership position in the UK and Ireland market".
     Allan Gribben, Chief Executive of Willis UK & Ireland said, "Opus is an excellent business. Ian Brice and his colleagues have achieved a tremendous amount and their entrepreneurial spirit and client-focused approach is well suited to Willis. In addition, their network of regional offices complements our own very well. We look forward to their contributions."
     Ian Brice of Opus said "This is great news for everyone connected with Opus. Proud of our accomplishments, we now look to the future and are excited by the opportunities which being part of a larger group will bring. In recent years Willis has been the best performing and most innovative major global broker and we are very pleased to be joining such a dynamic organization".
     Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 80 countries, its global team of 14,500 Associates serves clients in 180 countries. Willis is publicly traded on the New York Stock Exchange under the symbol WSH. Additional information on Willis may be found on its web site: www.willis.com.
     Bridgepoint is a leading European private equity firm focusing on investments in mid-market companies valued up to EUR 500m. It has completed over 150 management buy-outs in the last 10 years. See www.bridgepoint-capital.com

     CONTACT: Willis Group Holdings
              Investors:
              Kerry Calaiaro, 212-837-0880
              Email: calaiaro_ke@willis.com
                            or
              Media:
              Nick Jones, + 44 20 7488-8190
              Email: jonesnr@willis.com
              Dan Prince, 212-837-0806
              Email: prince_da@willis.com
                            or
              Bridgepoint Capital Limited
              James Murray, +44 20 7374 3670
              Email: james.murray@bridcap.com